Exhibit 99.1
National Vision Appoints Caitlin Zulla to Board of Directors
Adds Healthcare and Financial Expertise to Board

DULUTH, Ga. (Aug. 1, 2024) – National Vision Holdings, Inc. (NASDAQ: EYE), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, announced today the appointment of Caitlin Zulla to its Board of Directors, effective immediately. Zulla will serve on the Board’s Compensation Committee.

Zulla brings an extensive healthcare background, with expertise in primary care and specialty care services. She currently serves as Chief Executive Officer of Optum Health East, part of UnitedHealth Group, where she is responsible for healthcare delivery for over 5.4 million patients across 10 states, leading more than 15,000 team members. Previously, Zulla held several executive positions at SCA Health, a specialist alignment organization and leader in the ambulatory surgery center industry, including Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer. Zulla holds a Bachelor of Arts from Princeton University, a Master of Public Health and Health Management from Columbia University and a Master of Healthcare Delivery Science from Dartmouth College.

“Caitlin has tremendous expertise across the healthcare value chain as well as a strong finance background that will be immediately additive to the National Vision Board,” said Randy Peeler, Chairman of National Vision’s Board of Directors. “Continuous refreshment is a core responsibility for our Board to support the Company’s long-term goals and sustainable value creation.”

Zulla said, “High quality and affordable healthcare, including vision care, is essential to our communities. National Vision plays a critical role in enabling millions of people to receive their much-needed eye care and eyewear. I am excited to leverage my background and join the Board to help oversee National Vision’s continued growth.”

Reade Fahs, Chief Executive Officer of National Vision, said, “Caitlin brings unique perspective at the intersection of patient care, physician partnerships and executive leadership. She has a keen understanding of our business and the customers and patients we serve and brings direct experience in advancing and promoting value-based care. I am looking forward to benefitting from her skillset as we continue to execute on our strategic initiatives.”

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,200 stores in 38 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates four retail brands: America’s Best, Eyeglass World, and Vista Opticals inside select Fred Meyer stores and on select military bases, and an e-commerce website DiscountContacts.com, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

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Investor Contact:
Tamara Gonzalez
investor.relations@nationalvision.com
National Vision Holdings, Inc.

Caitlin Churchill
ICR, Inc.

Media Contact:
Racheal Peters
media@nationalvision.com
(470) 448-2303
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